PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                     Financial Statements and Schedules

                         December 31, 1995 and 1994


                (With Independent Auditors' Report Thereon)

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                             Table of Contents

                         December 31, 1995 and 1994



Independent Auditors' Report

Statements of Net Assets Available for Plan Benefits

Statements of Changes in Net Assets Available for Plan Benefits

Notes to Financial Statements


                                                                       Schedule

Item 27a - Schedule of Assets Held for Investment Purposes                1
Item 27d - Schedule of Reportable Transactions                            2

                        Independent Auditors' Report


The Employee Benefits and Compensation Committee of
    Republic National Bank of New York:


We have audited the accompanying statements of net assets available for plan benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York (the "Plan") as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Profit Sharing and Savings Plan of Republic National Bank of New York at December 31, 1995 and 1994, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedules 1 and 2 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the statement of net assets for plan benefits and the statement of changes in net assets for plan benefits of each fund. The supplementary information and fund information have been subjected to the auditing procedures applied in the audit of the basic financial statements taken as a whole and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements as of and for the years ended December 31, 1995 and 1994 taken as a whole.



May 31, 1996


                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK


 Statements of Net Assets Available for Plan Benefits with Fund information


                       Years ended December 31, 1995



                                                                     Participant Directed
                                        --------------------------------------------------------------------------------
                                                                                                            Fixed
                                                 Fixed              U.S. Fixed                              Income
                                                Income                Income                             Short-Term
                                              Long-Term             Short to         International        Investment
                                              Investment           Intermediate         Equity              Option
                                                 Fund                  Fund              Fund                Fund
                                                 ----                  ----              ----                ----
Assets:
    Investments at fair value:
       Dreyfus Cash
          Management                     $          ---                 ---                 ---                209,441
       Republic U.S. Government
          Money Market                           70,738              64,310              56,370                    ---
       Pooled Employee Benefit Trust
          of Republic National Bank of
          New York                            4,166,864           6,553,462           4,769,183             30,879,985
       RNYC common stock                            ---                 ---                 ---                    ---
                                          -------------       -------------     ---------------         --------------

              Total investments               4,237,602           6,617,772           4,825,553             31,089,426

    Contributions receivable                     62,447              77,739              93,165                423,297
    Accrued income receivable                       ---                 ---                 ---                 41,065
                                          -------------       -------------     ---------------         --------------

              Net assets available for
                 plan benefits           $    4,300,049           6,695,511           4,918,718             31,553,788
                                          =============       =============     ===============         ==============



                                          -------------------------------------------------------------------------
                                                RNYC              U.S. Equity      U.S. Equity          U.S. Equity
                                               Common              Large-Cap        Large-Cap             Small-
                                                Stock               Growth            Value                Cap
                                                Fund                 Fund             Fund                Fund            Total
                                                ----                 ----             ----                ----            -----

Assets:
    Investments at fair value:
       Dreyfus Cash
          Management                              ---                  ---              ---                  ---         209,441
       Republic U.S. Government
          Money Market                         68,843               76,499           90,433               85,360         512,553
       Pooled Employee Benefit Trust
          of Republic National Bank of
          New York                                ---            6,723,843       11,946,361           12,794,104      77,833,802
       RNYC common stock                   13,303,199                  ---              ---                  ---      13,303,199
                                         ------------        -------------    -------------        -------------   -------------

              Total investments            13,372,042            6,800,342       12,036,794           12,879,464      91,858,995

    Contributions receivable                  145,679              127,055          192,695              237,676       1,359,753
    Accrued income receivable                  77,425                  ---              ---                  ---         118,490
                                         ------------        -------------    -------------        -------------    ------------

              Net assets available for
                 plan benefits             13,595,146            6,927,397       12,229,489           13,117,140      93,337,238
                                        =============        =============   ==============       ==============    ============



See accompanying notes to financial statements.



                              PROFIT SHARING AND SAVINGS PLAN OF
                                 REPUBLIC NATIONAL BANK OF NEW YORK


             Statements of Net Assets Available for Plan Benefits with Fund Information


                                          December 31, 1994


                                                                     Participant Directed
                                       -----------------------------------------------------------------------

                                                                                          Managed        RNYC
                                        Aggressive     Common       Fixed                 Total        Common
                                         Growth        Stock        Income     Savings    Return        Stock
                                          Fund         Fund          Fund       Fund       Fund         Fund      Total
                                          ----         ----          ----       ----       ----         ----      -----

Assets:
  Investments at fair value:
    Dreyfus Cash
      Management                        $  181,474     169,982    203,996     235,097     103,272      163,803    1,057,624
    Pooled Employee Benefit Trust
      of Republic National Bank of
      New York                           5,929,414  12,712,978  6,663,078  30,014,205  11,421,225          ---   66,740,900
    RNYC common stock                          ---         ---        ---         ---         ---   10,268,899   10,268,899
                                         ---------  ----------  ---------  ----------  ----------   ----------   ----------

         Total investments               6,110,888  12,882,960  6,867,074  30,249,302  11,524,497   10,432,702   78,067,423

   Contributions receivable                151,690     239,527     94,914     486,488     203,960      197,529    1,374,108
   Accrued income receivable                   755         760        901       1,130         435       75,660       79,641
                                         ---------  ----------  ---------  ----------  ----------   ----------    ---------

              Net assets available for
                plan benefits           $6,263,333  13,123,247  6,962,889  30,736,920  11,728,892   10,705,891   79,521,172
                                         =========  ==========  =========  ==========  ==========   ==========   ==========


See accompanying notes to financial statements.




                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK


 Statements of Changes in Net Assets Available for Plan Benefits with Fund Information


                        Year ended December 31, 1995





                                         ---------------------------------------------------------------------------------------
                                                                                                   Fixed     U.S. Fixed
                                                                                     Managed       Income      Income     Interna-
                                           Aggressive       Common        Fixed        Total     Long-Term     Short to     tional
                                              Growth         Stock        Income      Return    Investment  Intermediate    Equity
                                               Fund           Fund         Fund         Fund        Fund         Fund         Fund
                                               ----           ----         ----         ----        ----         ----         ----
Investment income:
   Net appreciation in fair
    value of investments                 $    503,361       958,455     280,659      586,383      442,234     427,395      474,745
   Interest                                     3,263         3,889       5,298        2,804        2,733       2,890        2,959
   Dividends                                      ---           ---         ---          ---          ---         ---          ---
                                           ----------     ---------    --------    ---------      -------    --------     --------

          Total investment
            income                            506,624       962,344     285,957      589,187      444,967     430,285      477,704
                                          -----------     ---------    --------    ---------     --------    --------     --------
Contributions:
   Employee                                   150,544       243,591     101,071      176,923      210,075     263,017      291,988
   Employer                                   641,554     1,097,997     527,216      793,897          ---         ---          ---
                                          -----------     ---------    --------    ---------     --------    --------     --------
                                              792,098     1,341,588     628,287      970,820      210,075     263,017      291,988
                                          -----------     ---------    --------    ---------     --------    --------     --------
          Total additions                   1,298,722     2,303,932     914,244    1,560,007      655,042     693,302      769,692


Distributions to participants                (165,008)     (555,509)   (162,095)    (621,173)    (300,069)   (922,937)    (235,159)
                                           -----------    ---------    ---------   ---------     --------    --------     --------
           Net increase (decrease)
             before interfund transfers     1,133,714     1,748,423     752,149      938,834      354,973    (229,635)     534,533

Interfund transfers                        (7,397,047)  (14,871,670) (7,715,038)  (12,667,726)  3,945,076   6,925,146    4,384,185
                                         ------------    ----------   ---------    ----------   ---------   ---------    ---------
           Net increase (decrease)         (6,263,333)  (13,123,247) (6,962,889)  (11,728,892)  4,300,049   6,695,511    4,918,718

Net assets available for plan benefits:
    Beginning of year                       6,263,333    13,123,247   6,962,889    11,728,892         ---         ---          ---
                                          -----------    ----------   ---------    ----------    ---------  ---------    ---------

    End of year                          $        ---           ---        ---           ---     4,300,049  6,695,511    4,918,718
                                          ===========    ==========   =========    ==========    =========  =========    =========



                                        ----------------------------------------------------------------------
                                             Fixed
                                            Income
                                          Short-Term      RNYC       U.S. Equity    U.S. Equity   U.S. Equity
                                          Investment     Common       Large-Cap      Large-Cap      Small-
                                            Option        Stock         Growth        Value          Cap
                                             Fund         Fund           Fund         Fund           Fund         Total

Investment income:
   Net appreciation in fair
     value of investments                   2,054,760   3,831,060     758,238      2,127,294      3,243,814      15,688,398
   Interest                                    54,256       9,682       2,984          4,514          3,987          99,259
   Dividends                                      ---     330,099         ---            ---            ---         330,099
                                            ---------   ---------   ---------     ----------      ---------      ----------

           Total investment
             income                         2,109,016   4,170,841     761,222      2,131,808      3,247,801      16,117,756
                                            ---------   ---------   ---------     ----------      ---------      ----------

Contributions:
   Employee                                 2,717,540     776,277     393,884        609,098        716,590       6,650,598
   Employer                                 3,391,258   1,081,817         ---            ---            ---       7,533,739
                                           ----------   ---------   ---------     ----------      ---------      ----------
                                            6,108,798   1,858,094     393,884        609,098        716,590      14,184,337
                                           ----------   ---------   ---------     ----------      ---------      ----------

            Total additions                 8,217,814   6,028,935   1,155,106      2,740,906      3,964,391      30,302,093
                                           ----------   ---------   ---------     ----------      ---------      ----------


Distributions to participants              (8,642,946) (2,559,978)   (490,758)      (975,018)      (855,377)    (16,486,027)
                                           ----------   ----------    -------     ----------      ---------      ----------
            Net increase (decrease)
              before interfund transfers     (425,132)  3,468,957     664,348      1,765,888       3,109,014     13,816,066

Interfund transfers                         1,242,000    (579,702)  6,263,049     10,463,601      10,008,126            ---
                                           ----------   ---------   ---------     ----------      ----------     ----------
            Net increase (decrease)           816,868   2,889,255   6,927,397     12,229,489      13,117,140     13,816,066

Net assets available for plan benefits:
  Beginning of year                        30,736,920  10,705,891         ---            ---             ---     79,521,172
                                           ----------  ----------   ---------     ----------      ----------     ----------

  End of year                            $ 31,553,788   13,595,146  6,927,397     12,229,489      13,117,140     93,337,238
                                           ==========   ==========  =========     ==========      ==========     ==========

See accompanying notes to financial statements.




                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK


 Statements of Changes in Net Assets Available for Plan Benefits with Fund Information


                        Year ended December 31, 1994



                                                                     Participant Directed
                                        ----------------------------------------------------------------------------
                                                                                              Managed        RNYC
                                          Aggressive     Common       Fixed                    Total        Common
                                           Growth         Stock       Income     Savings       Return        Stock
                                           Fund           Fund         Fund       Fund          Fund          Fund       Total
                                           ---            ----         ----       ----          ----          ----       -----

Investment income:
  Net appreciation (depreciation)
    in fair value of investments         $   29,998     133,937     (178,702)   1,173,956       93,775     (506,199)     746,765
  Interest                                    7,633      12,226        9,602       13,894       12,214        9,701       65,270
  Dividends                                     ---         ---          ---          ---          ---      350,255      350,255
                                          ---------   ----------    --------   ----------    ---------   ----------   ----------

           Total investment
             income                          37,631      146,163    (169,100)   1,187,850      105,989     (146,243)   1,162,290
                                          ---------   ----------    --------   -----------   ---------   ----------   ----------

Contributions:
  Employee                                  847,174    1,236,081     706,476    2,457,406    1,567,599    1,015,915    7,830,651
  Employer                                  459,397    1,029,221     561,009    2,902,397      767,175    1,070,419    6,789,618
                                          ---------   ----------    --------   ----------    ---------   ----------   ----------

                                          1,306,571    2,265,302   1,267,485    5,359,803    2,334,774    2,086,334   14,620,269
                                          ---------   ----------   ---------   ----------    ---------   ----------   ----------

            Total additions               1,344,202    2,411,465   1,098,385    6,547,653    2,440,763    1,940,091   15,782,559

Distributions to participants              (371,769)    (897,575)   (707,665)  (2,339,319)    (686,291)    (457,626)  (5,460,245)
                                          ---------   ----------   ---------   ----------    ---------   ----------   ----------
            Net increase before
              interfund transfers           972,433    1,513,890     390,720    4,208,334    1,754,472    1,482,465   10,322,314

Interfund transfers                         445,174     (165,348)   (948,541)     854,319     (148,711)     (36,893)         ---
                                          ---------   ----------   ---------   ----------    ---------   ----------   ----------
            Net increase (decrease)       1,417,607    1,348,542    (557,821)   5,062,653    1,605,761    1,445,572   10,322,314

Net assets available for plan benefits:
  Beginning of year                       4,845,726   11,774,705   7,520,710   25,674,267   10,123,131    9,260,319   69,198,858
                                          ---------   ----------   ---------   ----------   ----------   ----------   ----------

  End of year                           $ 6,263,333   13,123,247   6,962,889   30,736,920   11,728,892   10,705,891   79,521,172
                                         ==========   ==========   =========   ==========   ==========   ==========   ==========


See accompanying notes to financial statements.

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements

                         December 31, 1995 and 1994



(1)    Description of Plan

       The following description of the Profit Sharing and Savings Plan of Republic National Bank of New York, as amended and restated as of January 1, 1989 (the "Plan"), is presented for general information purposes only. Participants should refer to the Plan Document for more complete information.

       (a)    General

              The Plan is a defined contribution plan sponsored by Republic National Bank of New York (the "Bank"), a wholly owned subsidiary of Republic New York Corporation (the "Corporation"). The Plan covers substantially all domestic employees of the Bank, the Corporation and their subsidiaries. The Plan, in general, has a profit sharing component (Employer Allocations) and elective deferral contribution components (Savings Plus Contributions and Flex Fund Elective Deferrals and After-Tax Savings). In general, all regular salaried employees are eligible to participate in the Plan. Employees become participants on January 1, coinciding with or following the date of hire; however, a participant may not have profit sharing contributions or Flex Fund Elective Deferral contributions made on his behalf under the Plan prior to the first anniversary of such participant's date of hire. The purpose of the Plan is to recognize employees' contributions to the successful operation of the Bank and to provide employees with a savings method, through payroll deductions, on a pre- and after-tax basis.

       (b)    Benefits

              The Bank generally issues a profit sharing award on behalf of the participating employees and contributes a portion of such profit sharing award to the Plan. Approximately 50% of this award is referred to as the Employer Allocation. The balance of such award, to the extent contributed to the Plan, represents Flex Fund Elective Deferrals. The amount of the profit sharing award is usually based primarily on the Bank's earnings for the year. In some years, there may be no profit sharing award. Plan forfeitures for the year reduce profit sharing awards otherwise payable by the Bank.

              An eligible employee's profit sharing award each year is calculated, if a profit sharing award is declared by the Bank for such year, by allocation of the Bank's total profit sharing award times the relationship of the participant's base salary to the base salaries for all eligible participants. Base salary is exclusive of overtime payments, expense allowances, pension and insurance benefits, bonuses and other special payments.

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements



(1), Continued

       (b), continued

              Employees may elect (i) to receive either all or a portion of 50% of their profit sharing award in cash and/or spend it on benefits under the Flex Fund, an Internal Revenue Code
              Section 125 cafeteria plan sponsored by the Bank, with the remainder placed in the Plan, for which the Bank serves as Trustee, or (ii) to have 100% of their allocation placed in the Plan. The portion of the profit sharing award that is paid into the Plan is comprised of Employer Allocations and Flex Fund Elective Deferrals. Participants' profit sharing contributions to the Plan representing Flex Fund Elective Deferrals, and the earnings thereon, are always 100% vested and nonforfeitable. The balance (i.e., 50%) of the profit sharing award with respect to which the participant makes no election and which is automatically contributed to the Plan on the participant's behalf (i.e., the Employer Allocation), becomes fully vested and nonforfeitable when the participant completes three years of service.

       (c)    Contributions

              The Bank may contribute to the Plan each year such amount, if any, as shall be determined by the Board of Directors of the Bank in its discretion, but not exceeding the maximum amount which would be deductible by the Bank for such year for income tax purposes. Employer contributions, which are primarily based on the Bank's earnings for the year, are contributed and included in the Plan when the financial statements of the Bank are approved by its Board of Directors.

              Total contributions to the Plan on behalf of any participant for any Plan year shall not exceed the lesser of (a) $30,000, or (b) 25% of the participant's total earnings for such Plan year. Savings Plus Contributions, Flex Fund Elective Deferrals and After-Tax Savings contributions on behalf of certain highly compensated employees may be limited as a result of certain nondiscrimination rules under the Internal Revenue Code of 1986, as amended (the "Code").

              Savings Plus Contributions are permitted from 1% to 10% of the employee's base salary (as of the previous September 1st) in multiples of 1%. After-Tax Savings contributions are also permitted from 1% to 10% of the employee's base salary (as of the previous September 1st) in multiples of 1%. Employees may not contribute in aggregate more than 15% of the member's annual compensation. By law, the total Savings Plus Contributions plus Flex Fund Elective Deferrals for 1995 is limited to $9,240 per employee. Savings Plus Contributions, Flex Fund Elective Deferrals and associated earnings are not subject to current Federal income taxes and may not be subject to state and local income taxes. All such contributions are made on a pre-tax basis, thereby reducing taxable income. Income taxes on such amounts are deferred until the participant receives distributions from the Plan. Earnings on any After-Tax Savings contributions are also tax deferred.

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements



(1), Continued
       (c), continued

              The participants' Savings Plus Contributions (made via payroll deductions), and the interest earned thereon, are invested by the Bank in short-term money market investments from the payroll deductions date to the date such contributions are invested in the Plan's investment funds. Such interest earned is treated as an additional contribution to the investment funds.

              A participant may, with the consent of the Plan Administrator, deposit a payout from a former employer's profit sharing plan into the Plan. A participant is not required to complete one year of service to make such rollover contributions.

       (d)    Distributions

              Participants or their beneficiaries are entitled to receive benefit payments representing their vested interest in the Plan as follows: (1) participants may, in the case of certain hardships set forth in the Plan, apply for a distribution of all, or a portion of, their Savings Plus Contributions, Flex Fund Elective Deferrals and the vested portion of the participant's Employer Allocation Account and After-Tax Savings Contributions; (2) participants may withdraw all or a portion of their vested interest under the Plan upon their attainment of age 59-1/2; (3) withdrawals of After-Tax Savings Contributions are permitted once per quarter and will be paid as soon as practicable following the end of the quarter in which the request was made; (4) in general, upon termination of employment, participants or their beneficiaries shall receive payment of their vested interest in the Plan as a lump-sum distribution (payable as soon as practicable following the valuation date immediately following the participant's termination of employment, but in no event later than 60 days after the close of the plan year in which the participant's termination of employment occurred), in two installments, or in five equal annual installments; and (5) participants with a vested interest in the RNYC Common Stock Fund may elect, upon termination, to receive all or a portion of their distribution as cash and/or shares.

              A participant may not have any portion of his Savings Plus account balance or his Flex Fund Elective Deferral account balance distributed earlier than the participant's (a) retirement, (b) death, (c) disability, (d) termination of employment, (e) attainment of age 59-1/2, or (f) hardship. A distribution on account of hardship shall not exceed the amount required to meet the immediate financial need created by the hardship.

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements


(1), Continued

       (e)    Investment Elections

              As of March 31, 1995 the Common Stock Investment Fund, Fixed Income Investment Fund, Aggressive Investment Fund and Managed Total Return Investment Fund options were discontinued. These funds were replaced by the U.S. Fixed Income Long-Term Investment Fund, U.S. Fixed Income Short to Intermediate Investment Fund, International Equity Fund, U.S. Equity Large-Cap Growth Fund, U.S. Equity Large-Cap Value Fund, and the U.S. Equity Small-Cap Fund.

              Under the terms of the Plan, participants may designate, in multiples of 10%, the proportions in which their allocations and contributions placed in the Plan are to be invested in any of the eight current investment funds under the Plan (collectively known as the "funds") which are: Fixed Income Long-Term Investment Fund, U.S. Fixed Income Short to Intermediate-Term Fund, International Equity Fund, Fixed Income Short-Term Investment Fund, RNYC Common Stock Fund, U.S. Equity Large-Cap Growth Fund, U.S. Equity Large-Cap Value Fund, and U.S. Equity Small-Cap Fund. Participants failing to make an election decision will have their allocations invested in the Fixed Income Short-Term Investment Fund. A participant may elect to change his investment designation up to four times a year based on the schedule specified in the Plan.

              The Bank, as Trustee for the funds, has discretionary authority concerning purchases and sales of investments in each of its eight investment funds, within the guidelines described in the Plan Document as follows:

              Fixed Income Long-Term Investment Fund - to be invested primarily in U.S. Government securities, corporate bonds, mortgage-backed securities and / or other fixed income securities with an average weighted maturity expected to be greater than five years.

              U.S. Fixed Income Short to Intermediate Term Investment Fund
              - to be invested primarily in U.S. Treasury securities with an average weighted maturity expected to be greater than one year but less than three years.

              International Equity Fund - to be invested primarily in equity securities of non - U.S. issuers and equity securities whose principal markets are located outside of the U.S. that are expected to provide long-term capital appreciation.

              Fixed Income Short-Term Investment Fund - to be invested in savings or time accounts, certificates of deposit, obligations of the United States or those for which the full faith and credit of the United States are pledged to provide for the payment of the interest and principal, and obligations of any agency or instrumentality of the United States. The Fund may also invest in other short-term investments.

              RNYC Common Stock Fund - to be invested in Republic New York Corporation common stock. Investments in this fund may not exceed 50% of the participant's total Plan balance. (Continued)

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements


(1), Continued

       (e), continued

              U.S. Equity Large-Cap Growth Fund - to be invested primarily in common stocks of large U.S. corporations considered to have high earnings growth potential that are expected to provide long-term capital appreciation. U.S. Equity Large-Cap Value Fund - to be invested primarily in common stocks of large U.S. corporations considered to be undervalued that are expected to provide long-term capital appreciation.

              U.S. Equity Small-Cap Fund - to be invested primarily in smaller companies that are expected to grow rapidly and are expected to provide long-term capital appreciation.

              Presently, the Plan assets are invested in the Pooled Employee Benefit Trust of Republic National Bank of New York, except the Plan assets of the RNYC Common Stock Fund which are invested in RNYC common stock. Each investment fund utilizes the Dreyfus Cash Management account or the Republic U.S. Government money market account, sweep accounts, to invest excess cash.

              Two of the investment options, the Savings Fund and RNYC Common Stock, remained available after April 1, 1995 although the Savings Fund has been renamed the Fixed Income Short -Term Investment Fund.

              Each participant in the Plan was required to complete investment election forms to allocate their existing balances as of March 31, 1995 among the eight investment plan options.


(2)    Summary of Significant Accounting Policies

       (a)    Investments, Valuations and Income Recognition

              Dreyfus Cash Management accounts are investments in money market funds for purposes of liquidity and are stated at cost which approximates fair value.

              Republic U.S. Government Money Market accounts are investments in money market funds for purposes of liquidity and are stated at cost which approximates fair value.

              The investments in the Pooled Employee Benefit Trust of Republic National Bank of New York ("PEBT") are stated at fair value based upon the unit valuations as reported in the PEBT financial statements as of December 31, 1995 and 1994. Such unit valuations are based predominantly on market quotations for the underlying investments obtained from national securities exchanges.

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements

 (2), Continued

       (a), continued

              Republic New York Corporation's common stock is stated at market value based upon the closing market price quoted on the New York Stock Exchange.

              Interest income in the Dreyfus Cash Management and Republic U.S. Government Money Market accounts is recorded on an accrual basis. Net investment income from the PEBT funds includes current earnings from the PEBT's underlying investments, net gains and losses from the sale of investments by the PEBT's, and the net change in the unrealized appreciation or depreciation in the PEBT's underlying investments and is recorded as net appreciation (depreciation) in fair value of investments in the Plan's financial statements.

              Dividend income in the RNYC Common Stock Fund is recorded on an accrual basis at the date of record of the dividends.

              Gains or losses on sales of investments are accounted for on an average cost basis. These are recorded based upon trade date.

              The preparation of financial statements in conformity with generally accepted accounting principles requires the Sponsor to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

       (b)    Contributions, Distributions and Interfund Transfers

              All contributions, distributions and interfund transfers are effected at the Plan's quarterly valuation dates. The Bank's and employees' contributions are made in accordance with note 1(c).

              The contributions receivable represent employee payroll deductions for the fourth quarter of 1995, which were contributed to the Plan in January 1996.

              A participant's distributions are paid out by the Plan when the participant is entitled to them as discussed in note
              1(d). Participant withdrawal requested but not yet paid out of the Plan's assets amounted to $2,256,925 and $1,903,347 at December 31, 1995 and 1994, respectively.

              Interfund transfers are elected by the participants as discussed in note 1(e) and the change in the investment funds is recognized at the subsequent Plan quarterly valuation date.

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements


       (c)    Related Party Transactions

              The Bank is trustee for the PEBT's in which certain of the Plan assets are invested. The Bank does not receive any fees for its role as trustee.

              Administrative expenses are borne by the Plan, unless the Bank, at its option, chooses to pay for such expenses. During 1995 and 1994, the Bank has chosen to pay all administrative expenses of the Plan.


(3)    Plan Valuations

       Plan valuations are performed quarterly.

       The Plan maintains records for each participant in dollar amounts, except in the case of the RNYC Common Stock Fund which is maintained in shares of common stock. Dividends received on the RNYC Common Stock Fund are credited to each participant based upon the number of shares owned in the fund. For all other funds, at the quarterly valuations, each individual is credited with his pro rata share of income in an investment fund based on his opening balance compared to the total of all individuals' opening balances in that fund.


(4)    Investments

       The following table presents the fair values of investments that represent 5 percent or more of the Plan's net assets at the end of the Plan year:



                            Fair Value of Investments

                                                             December 31, 1995
                                                     ------------------------------------
                                                     No. of                          Fair
                                                  units/shares        Cost           value
                                                  ------------        ----           -----
Investments at Fair Value as Determined
   by Quoted Market Price:
U.S. Fixed Income Short to
   Intermediate Fund:
   Pooled Employee Benefit Trust
       of Republic National Bank
       of New York - Fixed
       Income Short to
       Intermediate Fund                           6,157,532       $6,157,532      $6,553,462
International Equity Fund:
   Pooled Employee Benefit Trust
       of Republic National Bank
       of New York - International
       Equity Fund                                    42,950        4,301,829       4,769,183



                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements


(4), Continued

                            Fair Value of Investments

                                                                December 31, 1995
                                                      ------------------------------------
                                                      No. of                         Fair
                                                   units/shares         Cost         value
                                                   ------------         ----         -----

        Fixed Income Short-Term Investment
            Fund:
           Pooled Employee Benefit Trust
               of Republic National Bank
               of New York - Fixed Income
               Short-Term Investment Fund             84,029         23,692,826    30,879,985
        RNYC Common Stock Fund:
           Republic New York Corporation -
               Common Stock                          214,136          9,545,570    13,303,199
        U.S. Equity Large-Cap
           Growth Fund:
           Pooled Employee Benefit Trust
               of Republic National Bank
               of New York - U.S. Equity
               Large-Cap Growth Fund                  59,533          5,973,853     6,723,843
        U.S. Equity Large-Cap Value Fund:
           Pooled Employee Benefit Trust
               of Republic National Bank
               of New York - U.S.
               Large-Cap Value Fund                   98,689          9,869,348     11,946,361
        U.S. Equity Small-Cap Fund:
           Pooled Employee Benefit Trust
               of Republic National Bank
               of New York - U.S. Equity
               Small-Cap Fund                         94,768          9,571,773     12,794,104
                                                                                    ----------

                           Total                                                $   86,970,137
                                                                                 =============


       The net change in fair value of the Plan's investments (including investments bought, sold, and held during the year) is separately disclosed in the statement of changes in net assets available for plan benefits.

       The Plan calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between market value and cost. The Internal Revenue Service ("IRS") Form 5500 calculates realized gains and losses and unrealized appreciation (depreciation) as the difference between current market value and market value at the prior year end.

                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

                       Notes to Financial Statements


(5)    Plan Termination

       While it has not expressed any intention to do so, the Bank may terminate the Plan at any time. In the event of the termination of the Plan, or if there is a complete discontinuance of contributions, the account of each participant shall become nonforfeitable and distributable in accordance with the provisions of the Plan. No termination of the Plan shall permit any part of the funds to be used for or diverted to purposes other than for the exclusive benefit of participants, former participants or beneficiaries.


 (6)   Federal Income Taxes

       The Plan is approved as qualified under section 401(a) of the Internal Revenue Code of 1986, as amended, and is exempt from Federal income taxes under Section 501(a) of such Code, pursuant to an Internal Revenue Service determination letter dated September 8, 1995. Accordingly, the Plan has been amended to conform with the changes in plan qualification requirements enacted by the Tax Reform Act of 1986 and all other tax law changes enacted through the Omnibus Budget Reconciliation of 1993. The administrators of the Plan, in conjunction with their tax counsel, believe the Plan operates in accordance with the Internal Revenue Code.


(7)    The Manhattan Savings Bank Employee Thrift Incentive Plan Termination

       Effective January 1, 1991, the Board of Trustees of The Manhattan Savings Bank, a wholly owned subsidiary of the Corporation, agreed to terminate The Manhattan Savings Bank Employee Thrift Incentive Plan. Such termination was subject to the approval of certain regulatory filings by the Internal Revenue Service. Effective January 1, 1991, all participants of The Manhattan Savings Bank Employee Thrift Incentive Plan became fully vested in their respective participant accounts including employer's contributions and all regular salaried employees of The Manhattan Savings Bank were eligible to participate in the Plan. Upon receipt of the regulatory approval of the Application of Determination Upon Termination, The Manhattan Savings Bank employees were given the option to liquidate funds in their participant account in total or liquidate the after-tax portion and roll over the deferred-tax portion into the Profit Sharing and Savings Plan of Republic National Bank of New York. Such regulatory approvals were received in 1994 and approximately $389,000 of the assets of The Manhattan Savings Bank Employee Thrift Incentive Plan were transferred to the Plan and recorded as employee contributions.


(8)    Subsequent Event

       Effective March 1, 1996 the 401 K Plan of Crossland Savings Bank was merged into the Plan. It is expected that the funds of Crossland's 401 K Plan will be transferred into the Plan before December 31, 1996. The Corporation completed the purchase of Crosslands Savings Bank on February 29, 1996.


                                                                             Schedule 1
                                                                             ----------

                              PROFIT SHARING AND SAVINGS PLAN OF
                              REPUBLIC NATIONAL BANK OF NEW YORK

                  Item 27a - Schedule of Assets Held for Investment Purposes

                                       December 31, 1995


                                                                                No. of                        Fair
                                                                                units          Cost          value
                                                                                ------         ----          -----

                 Fixed Income Long-Term Investment Fund:
                     Republic U.S. Government Money Market .............        70,738   $    70,738        70,738
                     Pooled Employee Benefit Trust
                        of Republic National Bank
                        of New York - Fixed Income
                        Long-Term Investment Fund ......................        37,368     3,737,167     4,166,864
                                                                                         -----------   -----------

                               Total Fixed Income Long-Term
                                  Investment Fund ......................                 $ 3,807,905     4,237,602
                                                                                         ===========   ===========

                 U.S. Fixed Income Short to Intermediate Fund:
                     Republic U.S. Government Money Market .............        64,310   $    64,310        64,310
                     Pooled Employee Benefit Trust
                        of Republic National Bank
                        of New York - U.S. Fixed Income
                        Short to Intermediate Fund .....................     6,157,532     6,157,532     6,553,462
                                                                                         -----------   -----------

                               Total U.S. Fixed Income Short
                                  to Intermediate Fund .................                 $ 6,221,842     6,617,772
                                                                                         ===========   ===========

                 International Equity Fund:
                     Republic U.S. Government
                        Money Market ...................................        56,370   $    56,370        56,370
                     Pooled Employee Benefit Trust
                        of Republic National Bank
                        of New York -International Equity ..............        42,950     4,301,829     4,769,183
                                                                                         -----------   -----------

                               Total International Equity Fund .........                 $ 4,358,199     4,825,553
                                                                                         ===========   ===========

                 Fixed Income Short Term Investment
                      Fund:
                        Dreyfus Cash Management.........................       209,441   $   209,441       209,441
                        Pooled Employee Benefit Trust
                           of Republic National Bank
                           of New York - Fixed Income Short-
                           Term Investment Fund ........................        84,029    23,692,826    30,879,985
                                                                                         -----------   -----------

                               Total Fixed Income Short Term
                                  Investment Fund ......................                 $23,902,267    31,089,426
                                                                                         ===========   ===========


                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

   Item 27a - Schedule of Assets Held for Investment Purposes, Continued




                                                                                       No. of                        Fair
                                                                                    units/shares        Cost         value
                                                                                    ------------        ----         -----

          RNYC Common Stock Fund:
               Republic U.S. Government
                  Money Market         .........................................        68,843     $    68,843        68,843
               Republic New York Corporation -
                  Common  Stock shares .........................................       214,136       9,545,570    13,303,199
                                                                                                   -----------   -----------

                        Total RNYC Common Stock
                           Fund ................................................                   $ 9,614,413    13,372,042
                                                                                                   ===========   ===========

          U.S. Equity Large-Cap  Growth Fund:
               Republic U.S. Government
                  Money Market .................................................        76,499     $    76,499        76,499
               Pooled Employee Benefit Trust
                  of Republic National Bank
                  of New York - U.S. Equity
                  Large-Cap Growth Fund ........................................        59,533       5,973,853     6,723,843
                                                                                                   -----------   -----------

                        Total U.S. Equity Large-Cap
                           Growth Fund .........................................                   $ 6,050,352     6,800,342
                                                                                                   ===========   ===========

          U.S. Equity Large-Cap Value Fund:
               Republic U.S. Government Money market ...........................        90,433     $    90,433        90,433
          Pooled Employee Benefit Trust
               of Republic National Bank
               of New York - U.S. Equity Large-Cap
               Value Fund ......................................................        98,689      9,869,348    11,946,361
                                                                                                   -----------   -----------

                        Total U.S. Equity Large-Cap
                           Value Fund ..........................................                  $ 9,959,781    12,036,794
                                                                                                  ===========   ===========

          U.S. Equity Small-Cap. Value Fund:
               Republic U.S. Government Money Market ...........................        85,360    $    85,360        85,360
          Pooled Employee Benefit Trust
               of Republic National Bank
               of New York - U.S. Equity
               Small-Cap Fund ..................................................        94,768      9,571,773    12,794,104
                                                                                                  -----------   -----------

                        Total U.S. Equity Small-Cap. Fund ......................                  $ 9,657,133    12,879,464
                                                                                                  ===========   ===========




                                                                                                        Schedule 2
                                                                                                        ----------


                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

               Item 27d - Schedule of Reportable Transactions

                        Year ended December 31, 1995


                                              Acquisitions                              Dispositions
                                              ------------                              ------------

                                      No. of                       Net          No. of                          Net
                                    transactions    Units          Cost       transactions     Units   Cost   Proceeds   Gain
                                    ------------    -----          ----       --------------   -----   ----   --------   ----

       Description of issue
       --------------------

Purchases:
   Single transactions:
     U.S. Fixed Income Short
       to Intermediate Investment
       Fund                              1          68,500     $ 6,850,000
     International Equity Fund           1          41,150       4,115,000
     U.S. Equity Large-Cap Growth
       Fund                              1          57,500       5,750,000
     U.S. Equity Large-Cap Value
       Fund                              1         101,000      10,100,000
     U.S. Equity Small-Cap Fund          1          92,500       9,250,000

   Series of transactions:
     Fixed Income Short-Term
       Investment Fund                   2          14,556.10    5,080,231
     International Equity Fund           3          42,950.13    4,301,829
     U.S. Equity Large-Cap Growth
       Fund                              3          59,532.53    5,973,853
     U.S. Equity Large-Cap Value
       Fund                              2         101,072.3    10,107,630
     U.S. Equity Small-Cap Fund          2          95,530.46    9,648,000



                                                                                                  Schedule 2, cont.
                                                                                                  -----------------
                     PROFIT SHARING AND SAVINGS PLAN OF
                     REPUBLIC NATIONAL BANK OF NEW YORK

               Item 27d - Schedule of Reportable Transactions

                        Year ended December 31, 1995


                                              Acquisitions                                    Dispositions
                                              ------------                                    ------------
                                       No. of                 Net          No. of                              Net
                                     transactions    Units   Cost       transactions     Units      Cost      Proceeds     Gain
                                     ------------    -----   ----       ------------     -----      ----      --------     ----

Sales:
   Single transactions:
      Common Stock Fund                                                        1        19,459.24   8,509,142  14,786,221  6,277,079
      Fixed Income Fund                                                        1        20,843.19   4,794,523   7,514,556  2,720,033
      Managed Total Return Fund                                                1        69,459.02   9,205,146  12,450,592  3,245,446
      Aggressive Fund                                                          1        20,512.85   4,968,667   7,122,110  2,153,443


    Series of transactions:
      International Equity FUnd                                                2        17,000.48   4,322,823   6,100,934  1,778,111